UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2020

TransMedics Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-38891	83-2181531
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Minuteman Road

Andover, Massachusetts 01810

(Address of Principal Executive Offices, and Zip Code)

(978) 552-0900

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	TMDX	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17 2020, the Company’s Board of Directors (the “Board”) appointed Merilee Raines as a director of the Company and as a member of the Audit Committee of the Board (the “Audit Committee”), effective as of January 1, 2021. The Board appointed Ms. Raines as Chair of the Audit Committee, effective as of June 1, 2021.

In accordance with the Company’s current Non-Employee Director Compensation Policy (the “Policy”), Ms. Raines will receive an initial grant of an option to purchase 18,000 shares of the Company’s common stock. The option will vest as to one-third of the shares subject to the option on the first anniversary of the date of grant and in equal monthly installments as to the remainder of the shares for two years thereafter, subject to Ms. Raines continued service on the Board.

In addition, consistent with the Policy, Ms. Raines will receive cash compensation of $40,000 per year for her service on the Board; in addition, she will receive cash compensation of $10,000 per year for her service as a member of the Audit Committee, which amount will increase to $20,000 per year for her service as Chair of the Audit Committee, in each case payable in arrears on a quarterly basis prorated for any calendar quarter of partial service. Ms. Raines will also be eligible to receive annual grants of equity awards pursuant to, and in accordance with, the Policy as in effect from time to time.

In connection with her appointment, Ms. Raines will enter into a standard indemnification agreement in the form previously approved by the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMEDICS GROUP, INC.

Date: December 23, 2020	By:	/s/ Stephen Gordon
Name: Stephen Gordon
Title: Chief Financial Officer, Treasurer and Secretary